Exhibit 11



              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         GROUP TECHNOLOGIES CORPORATION


                           Primary Earnings Per Share

                                                   Three Months Ended
                                              March 30,            March 31,
                                                1997                 1996
                                            ------------         ------------

Weighted average shares outstanding........  16,220,629           15,965,145
Net effect of dilutive stock
 options (based on treasury method)........           0              298,100
                                            ------------         ------------
Total......................................  16,220,629           16,263,245
                                            ============         ============

Net (loss) income.......................... $(3,379,000)              $5,000

Net (loss) income per share................      $(0.21)               $0.00


                        Fully Diluted Earnings Per Share

                                                   Three Months Ended
                                              March 30,            March 31,
                                                1997                 1996
                                            ------------         ------------


Weighted average shares outstanding........  16,220,629           15,965,145
Net effect of dilutive stock
 options (based on treasury method)........           0              298,100
                                            ------------         ------------
Total......................................  16,220,629           16,263,245
                                            ============         ============

Net (loss) income.......................... $(3,379,000)              $5,000

Net (loss) income per share................      $(0.21)               $0.00
